EXHIBIT 12(a)


                         UNION ELECTRIC COMPANY
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                                  12 Months
                                                                         Year Ended December 31,                     Ended
                                                           -------------------------------------------------     September 30,
                                                 1992          1993         1994          1995         1996          1997
                                                 ----          ----         ----          ----         ----          ----
                                                                        (Thousands of Dollars Except Ratios)
Net income for the Period                     $302,748      $297,160     $320,757      $314,107      $304,876      $300,873
                                              --------      --------     --------      --------      --------      --------
  Add:
    Taxes Based on income                      197,009       182,716      203,827       207,734       196,210       192,556
                                              --------      --------     --------      --------      --------      --------
    Fixed Charges:
       Interest on Debt                        125,798       124,430      135,608       129,239       128,375       133,678(*)
       Amortization of Premium
         and Discount, Less Expense
         on Debt; and Bond
         Defeasance Cost                         9,521         5,170        5,504         5,502         4,269         3,667
       Rentals (See note)                          908         1,314        1,299         3,330         3,458         3,797
                                              --------      --------     --------      --------      --------      --------
         Total Fixed Charges                   136,227       130,914      142,411       138,071       136,102       141,142
                                              --------      --------     --------      --------      --------      --------

Earnings Available for
  Fixed Charges                               $635,984      $610,790     $666,995      $659,912      $637,188      $634,571
                                              ========      ========     ========      ========      ========      ========

Ratio of Earnings to
  Fixed Charges                                   4.66          4.66         4.68          4.78          4.68          4.49
                                              ========      ========     ========      ========      ========      ========




(*)    Total annual interest charges on all bonds for the twelve months ended
September 30, 1997 was $114,347,000.
Note: Represents the interest factor applicable to rentals.